UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)
the Company expcects to incure

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On September 30, 2009, Barnes Group Inc. (the "Company") authorized the restructure of operations of the Precision Components Segment by moving the operations of two facilities: Burlington, Ontario, Canada (the "Burlington Facility") and Monterrey, Mexico (the "Monterrey Facility"). The assets and related work of these facilities will be transferred to other Precisions Components facilities in the United States to create a more cost effective manufacturing footprint. The movement of operations for the Burlington Facility is expected to be completed by March 2010. The movement of assets at the previously idled Monterrey Facility is expected to be completed by March 2010.

Item 2.05. Costs Associated with Exit or Disposal Activities.

Burlington Facility

The total pre-tax charges for the Burlington Facility associated with the restructure are estimated to be approximately $5.8 million, of which approximately $2.7 million is expected to be recognized in 2009. The amount recognized in 2009 relates primarily to employee termination costs. The balance of $3.1 million is expected to be recognized in 2010 and beyond. Approximately $2.0 million of the $3.1 million relates to pension costs. The balance relates to equipment relocation costs and transfer costs. Approximately $5.0 million of the approximate $5.8 million in total pre-tax charges is expected to result in future cash expenditures.

Monterrey Facility

The total pre-tax charges for the Monterrey Facility associated with the restructure are estimated to be approximately $1.2 million of which approximately $0.4 million is expected to be recognized in 2009 and the remainder in 2010. Approximately $0.5 million of the total charges are lease related costs and approximately $0.7 million are equipment transfer expenses and other related costs. All of the approximate $1.2 million in pre-tax charges is expected to result in future cash expenditures.

Item 2.06. Material Impairments.

Monterrey Facility

In connection with the restructure of the Monterrey Facility it was determined on September 30, 2009 that a non-cash fixed asset impairment charge of approximately $1.0 million is required to be recognized in 2009 related to equipment installation costs and related fixed asset costs at the Monterrey Facility. There will be no cash expenditures related to this impairment charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2009	BARNES GROUP INC.
(Registrant)

By: /s/ Christopher J. Stephens

Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer